Exhibit 10.14
     EXECUTION COPY
SECURITIES PURCHASE AGREEMENT
between
ASPIRE OIL SERVICES LIMITED
and
GREENHUNTER ENERGY, INC.
Dated as of October 28, 2008

i

Page

ARTICLE I. SALE AND PURCHASE OF MEMBERSHIP INTERESTS	- 1 -

ARTICLE II. CLOSING AND PURCHASE PRICE	- 1 -
2.1 The Closing	- 1 -
2.2 Consideration	- 2 -
2.3 Purchase Price	- 2 -
2.3.1 Stated Consideration	- 2 -
2.3.2 Working Capital Adjustment	- 2 -

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER	- 3 -
3.1 Representations and Warranties of Seller	- 3 -
3.1.1 Title to Membership Interests	- 4 -
3.1.2 Authority to Execute, Deliver and Perform this Agreement	- 4 -
3.1.3 No Violation of Laws	- 4 -
3.1.4 Organization of Company	- 4 -
3.1.5 Subsidiaries	- 4 -
3.1.6 Qualification	- 5 -
3.1.7 Litigation	- 5 -
3.1.8 Capitalization	- 5 -
3.1.9 Consents and Approvals; No Violation	- 5 -
3.1.10 Financial Statements	- 6 -
3.1.11 Books and Records	- 6 -
3.1.12 Accounts Receivable	- 6 -
3.1.13 Title to Assets	- 7 -
3.1.14 Inventory	- 8 -
3.1.15 No Undisclosed Liabilities	- 8 -
3.1.16 Contracts; No Defaults	- 8 -
3.1.17 Brokers and Finders	- 9 -
3.1.18 Insurance	- 10 -
3.1.19 Compliance with Applicable Laws	- 10 -
3.1.20 Tax Matters	- 10 -
3.1.21 Environmental Matters	- 11 -
3.1.22 Employee Plans	- 14 -
3.1.23 Employees	- 15 -
3.1.24 Labor Relations	- 16 -
3.1.25 Absence of Certain Changes	- 16 -
3.1.26 Customers and Suppliers	- 17 -
3.1.27 Discontinued Business	- 17 -

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER	- 17 -
4.1 Representations and Warranties of Buyer	- 17 -
4.1.1 Organization of Buyer	- 17 -

i

(continued)

Page

4.1.2 Authority to Execute, Deliver and Perform This Agreement	- 18 -
4.1.3 No Violation of Laws, Agreements; No Liens	- 18 -
4.1.4 No Governmental Consents	- 18 -
4.1.5 Brokers and Finders	- 18 -
4.1.6 No Litigation	- 18 -
4.2 Available Funds	- 18 -
4.3 Private Placement	- 19 -
4.4 Suitability	- 19 -
4.5 Access to Information	- 19 -
4.6 Investment Intent	- 19 -

ARTICLE V. CONDUCT PRIOR TO CLOSING	- 20 -
5.1 Rights of Inspection	- 20 -
5.2 Cooperation	- 20 -
5.2.1 Preservation of Business	- 20 -
5.2.2 Obtaining Consents and Approvals	- 21 -
5.2.3 Obtaining Insurance Policy	- 21 -
5.3 Conduct of Business Pending Closing	- 22 -
5.3.1 Business in the Ordinary Course	- 22 -
5.3.2 Encumbrance and Maintenance of Assets; Incurring Liabilities	- 22 -
5.4 No Solicitation	- 22 -

ARTICLE VI. OTHER AGREEMENTS AND COVENANTS	- 23 -
6.1 Delivery of Property Received after Closing	- 23 -
6.2 Cooperation on Claims	- 23 -
6.3 Records Retention	- 23 -
6.4 Access to Books and Records after Closing; Financial Statements	- 23 -

ARTICLE VII. TAX MATTERS	- 24 -
7.1 Responsibility for Filing Tax Returns and Paying Taxes	- 24 -
7.2 Responsibility for Tax Audits and Contests	- 24 -
7.3 Transfer Taxes	- 24 -

ARTICLE VIII. CONDITIONS TO CLOSING	- 24 -
8.1 Buyer’s Conditions	- 24 -
8.2 Seller’s Conditions	- 27 -

ARTICLE IX. INDEMNIFICATION	- 28 -
9.1 Indemnification by Seller	- 28 -
9.2 Indemnification by Buyer	- 28 -
9.3 Third-Party Claims	- 29 -
9.4 Certain Limitations	- 29 -
9.5 Exclusive Remedies	- 31 -
9.6 Waiver of Consequential Damages	- 31 -

ii

(continued)

Page

9.7 Tax Treatment of Indemnity Payments	- 31 -

ARTICLE X. TERMINATION	- 31 -
10.1 Termination	- 31 -
10.2 Procedure and Effect of Termination	- 32 -

ARTICLE XI. MISCELLANEOUS	- 32 -
11.1 Defined Terms	- 32 -
11.2 Further Assurances	- 37 -
11.3 Expenses	- 37 -
11.4 Notices	- 37 -
11.5 Assignment	- 39 -
11.6 Waivers	- 39 -
11.7 Complete Agreement	- 39 -
11.8 Governing Law	- 39 -
11.9 Third Parties; Amendment and Termination	- 39 -
11.10 Remedies Upon Default	- 39 -
11.11 Consent to Jurisdiction; Venue	- 40 -
11.12 No Waiver	- 40 -
11.13 Separability of Provisions	- 40 -
11.14 Headings	- 40 -
11.15 Exhibits	- 40 -
11.16 Actual Knowledge or Knowledge	- 40 -
11.17 Counterparts	- 40 -
11.18 Press Releases; Confidentiality	- 40 -
11.19 Injunctive Relief	- 41 -

iii

SECURITIES PURCHASE AGREEMENT
     THIS SECURITIES PURCHASE AGREEMENT (“Agreement”) is entered into as of October 28, 2008 (the “Effective Date”), by and between GreenHunter Energy, Inc., a Delaware corporation (“Buyer”), and Aspire Oil Services Limited, a company organized under the laws of Scotland (“Seller”). (Each of Buyer and Seller, a “Party” and, collectively, the “Parties”).
RECITALS
A.	Seller is the sole member and owns 100% of the outstanding regular and preferred membership interests of L&L Holdings (Louisiana), L.L.C., a Delaware limited liability company (the “Company” and such membership interests, together with any additional membership interests issued by the Company prior to Closing, the “Membership Interests”);

B.	The Company, directly or indirectly, owns all of the membership interests or stock of the companies set forth on Schedule 1.1 (other than Highland Marine, LLC in which a subsidiary of the Company has a 25% interest), among them L&L Oil and Gas Services, L.L.C., a Delaware limited liability company, that is engaged in the providing of fuel and lubricant services, primarily to companies engaged in the oil and gas industry in Louisiana, Texas and other states (the “Business”); and

C.	Seller has decided to sell all of the Membership Interests, and Buyer desires to purchase the Membership Interests on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, the Parties do hereby represent, warrant, covenant and agree as follows:
ARTICLE I.
SALE AND PURCHASE OF MEMBERSHIP INTERESTS
     Subject to, and upon the terms and conditions hereof, and on the basis of the agreements, representations and covenants contained in this Agreement, Seller shall sell, transfer, assign, convey, set over and deliver to Buyer, free and clear of all liens, claims and encumbrances, and Buyer shall purchase and acquire from Seller at the Closing (as hereinafter defined), the Membership Interests.
ARTICLE II.
CLOSING AND PURCHASE PRICE
     2.1 The Closing. The closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of Fishman Haygood Phelps Walmsley Willis & Swanson, 201 St. Charles Avenue, Suite 4600, New Orleans, Louisiana 70170 at 9:00 a.m. on (i) December 12, 2008, or (ii) at such other time, date or place as the Parties may mutually agree in writing (the “Closing Date”).

     2.2 Consideration. In consideration of the transfer of the Membership Interests and the other undertakings of Seller hereunder, Buyer shall pay the Purchase Price (as hereinafter defined) to Seller as hereinafter provided. Except as otherwise provided herein, the Purchase Price and all other payments by Buyer hereunder shall be made by depositing, by bank wire transfer, the required amounts (in immediately available funds) to Seller or as otherwise directed by Seller in writing.
     2.3 Purchase Price.
          2.3.1 Stated Consideration. The consideration for the Membership Interests (the “Purchase Price”) shall consist of cash in the amount of Twenty Seven Million Five Hundred Thousand and no/100 Dollars ($27,500,000.00) which shall be paid to Seller as follows:
     (a) Buyer has previously deposited in an escrow account with PlainsCapital Bank the amount of Two Hundred Thousand and no/100 Dollars ($200,000.00) cash (such deposit, plus any interest or other amount accrued thereon, less any wiring or other fees associated therewith, the “Good Faith Deposit”). The Good Faith Deposit shall be credited towards the Purchase Price payable at Closing. The Parties shall direct PlainsCapital Bank to pay the Good Faith Deposit to Seller by bank wire transfer of immediately available funds in accordance with Seller’s instructions.
     (b) Buyer shall deposit in an escrow account with JP Morgan Chase Bank, National Association (the “Escrow Agent”) on the Closing Date an amount equal to Two Million Sixty-Two Thousand Five Hundred and no/100 Dollars ($2,062,500) (the “Escrow Amount”) pursuant to the terms and conditions of the escrow agreement substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”). Subject to the terms and conditions of the Escrow Agreement, the Escrow Amount, plus any interest or amount accrued thereon, shall be applied or reserved for payment of any amounts owed by Seller pursuant to Section 2.3.2 and/or Article IX and the balance, if any, shall be returned to Seller after the expiration of one year from the Closing Date.
     (c) Buyer shall pay to Seller on the Closing Date an amount equal to the Purchase Price minus the sum of (i) the Good Faith Deposit and (ii) the Escrow Amount by bank wire transfer of immediately available funds in accordance with Seller’s instructions delivered to Buyer prior to Closing.
          2.3.2 Working Capital Adjustment.
     (a) Within sixty (60) calendar days after the Closing Date, Buyer shall deliver to Seller a draft statement of the Working Capital of the Company as of the Closing Date (“Final Working Capital”), prepared in accordance with GAAP applied on a consistent basis, and otherwise consistent with the historical practices and methodology used to prepare the financial statements of the Company (the “Final Seller Working Capital Statement”). Buyer shall deliver to Seller the Final Seller Working Capital Statement, together with worksheets and data that support the Final Seller Working Capital Statement and any other information that Seller may reasonably request in order to verify the amounts reflected on the Final Seller Working Capital Statement.

     (b) The Final Working Capital as shown on the Final Seller Working Capital Statement shall be final and binding on the Parties unless, within forty-five (45) calendar days after delivery of the Final Seller Working Capital Statement by Buyer to Seller (the “Review Period”), written notice is given by Seller to Buyer of Seller’s objection to the Final Seller Working Capital Statement. If no notice of objection is given, the Final Working Capital shall be equal to the amount shown on the Final Seller Working Capital Statement. If a notice of objection is given by Seller to Buyer, the Parties shall consult with each other with respect to the objection and attempt to settle their differences. If the Parties are unable to reach agreement on the Final Working Capital within ten (10) Business Days after the date of Seller’s notice of objection, then the dispute will be submitted as promptly as practicable for resolution to a “Big Four” audit firm not engaged by either Buyer or Seller, to be mutually agreed upon by the Parties (the “Accountants”). The Accountant’s determination of matters in dispute will be based on presentations by Seller and Buyer as to (and only as to) each of the items in dispute, which determination will be (i) in writing, (ii) furnished to each of the Parties hereto as promptly as practicable after the items in dispute have been referred to the Accountants, (iii) made in accordance with this Agreement and (iv) conclusive and binding upon each of the Parties hereto for purposes of determining the Final Working Capital as of the Closing. If the Accountants’ reconciliation of the Final Working Capital results a determination that the Final Working Capital is equal to or in excess of $0, then Buyer will bear all of the Accountant’s fees and expenses, and if the Accountant’s reconciliation of the Final Working Capital results in a Working Capital amount of less than $0, then Seller will bear all of the Accountant’s fees and expenses. Buyer and Seller will use their reasonable efforts to cause a decision to be rendered as soon as reasonably practicable (but in no event later than thirty (30) Business Days after the delivery by Buyer to the Accountants, if utilized, of the Final Seller Working Capital Statement), including, without limitation, by promptly complying with all reasonable requests made by the Accountants for information, books, records and similar items.
     (c) If the Final Working Capital at Closing is a negative number (such amount, the “Deficiency”), Seller shall pay to Buyer an amount equal to the Deficiency. The payments (if any) to be made by Seller shall be made by wire transfer of immediately available funds to an account designated by Buyer within ten (10) Business Days after the date the parties agree to the Final Working Capital or the rendering of the decision by the Accountants, whichever first occurs. No payment shall be due to Seller if the Final Seller Working Capital at Closing is a positive number.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER
     3.1 Representations and Warranties of Seller. In order to induce Buyer to enter into this Agreement, Seller hereby makes the following representations and warranties as of the date hereof (except to the extent any such representation or warranty speaks as of a specific date other than the date hereof, in which case such representation or warranty is made as of such specific date) to Buyer, each of which, except as hereinafter provided, shall be deemed to be material, and each of which is subject to such exceptions as are specifically identified and set forth in a disclosure schedule that has been delivered to Buyer in connection with this Agreement (the “Disclosure Schedule”):
          3.1.1 Title to Membership Interests. Seller owns all right, title and interest in and to the Membership Interests and shall assign, transfer and deliver good, valid and legal title to such Membership Interests to Buyer pursuant to this Agreement, free and clear of all liens, claims, encumbrances and restrictions whatsoever. The Membership Interests constitute 100% of the equity interests in the Company. Seller is the sole owner of any equity interests in the Company. The Membership Interests are validly issued and are not subject to, nor have been issued in violation of, preemptive or similar rights. There are, and as of the Closing Date, there shall be, no outstanding options, subscriptions, warrants, calls, commitments, pre-emptive rights or other rights obligating the Company to issue or sell any of its membership interests or any securities convertible into or exercisable for any membership interests, or otherwise requiring Seller or the Company to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of membership interests in Seller or the Company or any rights to participate in the equity or net income of Seller or the Company. On or before the Closing Date, any and all rights of first refusal or first offer triggered upon the sale of the Membership Interests to Buyer and/or the consummation of any of the transactions contemplated hereby shall be duly satisfied or waived.
          3.1.2 Authority to Execute, Deliver and Perform this Agreement. Seller has all necessary power and authority to execute, deliver and perform this Agreement. All corporate proceedings of Seller including, without limitation, all requisite actions by the board of directors of Seller required to authorize the legal and valid execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, have been, or will be on or before the Closing Date, duly and validly completed. This Agreement has been duly and validly authorized, executed and delivered by, and is the valid and binding obligation of, Seller.
          3.1.3 No Violation of Laws. Seller’s execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereby are not prohibited by, and do not violate any provision and will not result in the breach of any applicable law, rule, regulation, judgment, decree, order or other requirement of (i) the United States, Scotland or the United Kingdom, (ii) any State of the United States or (iii) any court, authority, department, commission, board, bureau, agency or instrumentality of either (i) or (ii), in each case (i), (ii) and (iii), as currently in effect (“Applicable Laws”) except, in each case (i), (ii) and (iii) breaches that would not have a Material Adverse Effect on the Company or the consummation of the transactions set forth herein.
          3.1.4 Organization of Company. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.
          3.1.5 Subsidiaries. Schedule 3.1.5 contains a complete and accurate list of each of the subsidiaries of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”) and its name, jurisdiction of incorporation and jurisdictions in which it is authorized to do business. Each Subsidiary is a corporation or limited liability company (as indicated on Schedule 3.1.5) duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate or limited liability company power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use.
          3.1.6 Qualification. The Company and its Subsidiaries are duly qualified to do business in Louisiana and Texas and are in good standing in all jurisdictions in the United States in which it owns or leases real property, except where failure to qualify would not have a Material Adverse Effect.
          3.1.7 Litigation. Except as set forth on Schedule 3.1.7, there is no legal action or other proceeding or any investigation or inquiry pending or, to the knowledge of Seller, threatened against or affecting the Company or its Subsidiaries (before any court, agency, arbitrator or otherwise) that challenges, or that, if adversely decided, would have a Material Adverse Effect or have the effect of delaying, preventing, making illegal or otherwise interfering with the transactions contemplated hereby. Schedule 3.1.7 also sets forth Seller’s estimate of the loss contingency with respect to each matter (the “Litigation Reserve Report”).
          3.1.8 Capitalization.
     (a) Schedule 3.1.8(a) sets forth the capitalization of the Company and each Subsidiary. Except as set forth on Schedule 3.1.8(a), all of the outstanding equity securities of the Company and each Subsidiary are owned of record and beneficially by one or more of Seller, the Company or its Subsidiaries, free and clear of all encumbrances. All of the outstanding equity securities of the Company and each Subsidiary have been duly authorized and validly issued and, to the extent applicable, are fully paid and nonassessable. There are no contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Subsidiary other than the Highland Marine, L.L.C. Operating Agreement. Neither the Company nor its Subsidiaries owns, or has any contract to acquire, any equity securities or any other securities of other entity or any direct or indirect equity or ownership interest in any other business.
     (b) Except as described on Schedule 3.1.8(b), there exists no obligation of the Company to pay any employee or member of management of the Company or any Subsidiary in respect of any right claimed by such employee or management member to participate in equity or net income of Seller or the Company or any Subsidiary, including the Purchase Price payable by Buyer hereunder.
          3.1.9 Consents and Approvals; No Violation. Except as provided in Schedule 3.1.9, neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will:
     (a) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Seller or any shareholder or similar agreement;
     (b) conflict with or result in a violation under any Applicable Law, except for such conflicts or violations that would not have a Material Adverse Effect; or

     (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default under, or require the consent of the counterparty to, any Material Contract or under any other contract, lease, or other agreement or instrument (i) of any Seller or (ii) relating to the Assets to which the Company is a party or by which it is bound or to which the Assets are subject, except for such violations, breaches or conflicts that would not have a Material Adverse Effect.
          3.1.10 Financial Statements. Buyer has been delivered (a) consolidated audited special purpose balance sheets of the Company and the Subsidiaries as of December 31 in each of the years 2005 through 2007, and the related consolidated audited special purpose statements of income (including the notes thereto, the “Balance Sheet”) and cash flow for each of the fiscal years then ended, including in each instance the notes thereto, together with the report thereon of PriceWaterhouseCoopers, LLP, independent certified public accountants (the “Audited Financial Statements”), and (b) an unaudited consolidated balance sheet of the Company and its Subsidiaries as at August 31, 2008 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, and cash flow for the six months then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Company and the Subsidiaries as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP , subject to the explanations included with Note 1 — “Significant Accounting Policies” (“Basis of Presentation”) and in the Report of the Independent Auditors contained within the Audited Financial Statements and subject, in the case of the Unaudited Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Audited Financial Statements); the Financial Statements referred to in this Section 3.1.10 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such Financial Statements and as set forth above. The figure for “goodwill” of $33,615,000 referenced in the Financial Statements is not warranted by the Seller as the fair value thereof, as it reflects an historic value that has not been updated in many years. Furthermore, Seller makes no representations or warranties with regard to asset values arising from any fair value exercise undertaken, in accordance with GAAP, by Buyer after the Closing Date, which may be impacted if “goodwill” is valued in accordance with GAAP. No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. On the Closing Date, there will exist no intercompany notes, balances or reserves from any parent corporation of the Company that will not have been fully repaid.
          3.1.11 Books and Records. The books of account, minute books, stock record books, and other records of the Company and the Subsidiaries, all of which have been or will be made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.
          3.1.12 Accounts Receivable. All accounts receivable reflected on the books and records of the Company or applicable Subsidiary as of the Closing Date and properly reserved,

as determined pursuant to generally accepted accounting principles (“GAAP”) consistently applied (Accounts Receivable”).
          3.1.13 Title to Assets. Schedule 3.1.13 contains a complete and accurate list of all real property, leaseholds, equipment, inventory, or other material property or interests owned by the Company or any of its Subsidiaries (the “Assets”). The Company and its Subsidiaries have good and marketable title to all Assets, free and clear of all liens, claims or encumbrances other than (i) liens for taxes, assessments and other governmental charges which are not due and payable, or which may thereafter be paid without penalty, or the validity of which shall concurrently be contested in good faith; (ii) mechanics’, carriers’, lessors’, workmen’s, repairmen’s or other like liens (inchoate or otherwise) arising or incurred in the ordinary course of business of the Business in respect of obligations which are not overdue, other than those being contested in good faith by appropriate proceedings, (iii) easements, servitudes, restrictions, encroachments, covenants and conditions that do not materially affect the current use of the Assets, and (iv) such other liens as are described on Schedule 3.1.13 hereto (collectively, “Permitted Encumbrances”).
     (a) Owned Real Property. All rights and interests of the Company and its Subsidiaries in and to real property and improvements thereto (“Owned Real Property”) and appurtenances thereon are described on Schedule 3.1.13(a).
     (b) Leasehold Property Interests. All of the Company and its Subsidiaries’ leasehold rights and interests in leases (including the landlords, lease dates, expiration dates, renewal options and rental rates) are described on Schedule 3.1.13(b), which are all of the real estate leases for facilities used in the Business (each, a “Real Property Lease” and collectively, the “Real Property Leases”). The Owned Real Property and the Real Property Leases are together called the “Real Property.”
     (c) Improvements. All of the Company’s and its Subsidiaries’ buildings, tanks, fixtures, component parts, other constructions and improvements on any owned or leased property are listed on Schedule 3.1.13(c).
     (d) Highland. All of the Company’s and its Subsidiaries’ investments in, and contracts with, Highland Marine, LLC, are described on Schedule 3.1.13(d).
     (e) Other Assets. All of Seller’s other interests in Assets, including equipment, are listed on Schedule 3.1.13(e).
     (f) Except as indicated on Schedule 3.1.13(f), none of the Company or its Subsidiaries has leased or sublet, as lessor or sublessor, and no third party is in possession of, any of the Real Property and no portion of the Real Property has been condemned, requisitioned or otherwise taken by any Governmental Authority and, to the knowledge of Seller, no such condemnation, requisition or taking is threatened or contemplated.
     (g) The buildings, structures, improvements, fixtures and facilities included in the Real Property and all components thereof, considered in the aggregate, are sufficient for the conduct of the Business.

     (h) To the knowledge of Seller, none of the buildings, structures and other improvements included in the Real Property or the appurtenances thereto or the equipment therein or the operation or maintenance thereof, violates any Applicable Law, license or contract, or any restrictive covenant, condition, easement, right of way or other encumbrance or restriction affecting such Real Property, except to the extent that such violation would not have a Material Adverse Effect.
     (i) To the knowledge of Seller (x) no easements currently exist on or with respect to the Real Property or are required or necessary on or with respect to the Real Property for the conduct of the Business as conducted by the Company or its Subsidiaries, and (y) no easements are required or necessary for the full access and use of each item of Real Property, except, in the case of (x), where any such easement and, in the case of (x) and (y), where failure to have any such easement would not have a Material Adverse Effect.
          3.1.14 Inventory. All inventory of the Company and its Subsidiaries consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the accounting records of the Company and its Subsidiaries as of the Closing Date, as the case may be. All inventories not written off have been priced on a first in, first out basis except for lubricant packaging and delivery costs which are incorporated at standard cost. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company and its Subsidiaries. Schedule 3.1.14 sets forth the inventory of the Company and its Subsidiaries.
          3.1.15 No Undisclosed Liabilities. Except as set forth on Schedule 3.1.15, the Company and its Subsidiaries have no material liabilities or material obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the financial statements of the Company or otherwise incurred in the ordinary course of business.
          3.1.16 Contracts; No Defaults. Schedule 3.1.16 contains a complete and accurate list of each of the following contracts, whether written or oral, to which the Company or any of its Subsidiaries are bound (the “Material Contracts”), copies or written summaries of which, together with all amendments, modifications or supplements thereto, have been delivered to Buyer:
     (a) All Real Property Leases;
     (b) Any employment agreement, contract or commitment with any employee other than such as arises by operation of law with respect to at will employees;
     (c) Any agreement, contract, indenture or commitment relating to the borrowing or lending or advancing of funds other than in the ordinary course of its business;

     (d) Except for any amounts described as unrecorded capital commitments and set forth on Schedule 3.1.16(d), and except for any amounts paid in the ordinary course and scope of business, any other agreement, contract, indenture or commitment, written or oral, that involves an obligation on the part of the Company or a Subsidiary of Fifty Thousand Dollars ($50,000.00) or more;
     (e) Any customer contract for the customers set forth on Schedule 3.1.26;
     (f) Each collective bargaining agreement and other contract to or with any labor union or other employee representative of a group of employees;
     (g) Each joint venture, partnership, and other contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company or a Subsidiary with any other person;
     (h) Each contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company or a Subsidiary to engage in any line of business or to compete with any person; and
     (i) Any preferential purchase right, right of first refusal, option or similar right;
provided, however, that any such written Material Contract need not be listed on Schedule 3.1.16 if such contract or commitment is cancelable by the Company or a Subsidiary without penalty within thirty (30) days of providing notice of cancellation and does not involve more than annual expenditures of more than Fifty Thousand Dollars ($50,000.00) in the aggregate. Except as set forth on Schedule 3.1.16, each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement shall continue in full force and effect without penalty or other adverse consequence. Neither the Company nor any Subsidiary is in material default under any Material Contract, nor, to the knowledge of Seller, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default on the Company, any Subsidiary or, to the knowledge of Seller, any other party thereunder. Neither the Company nor any Subsidiary has exercised any termination rights with respect to any Material Contract nor, to the knowledge of Seller, has any other party to any Material Contract exercised any such rights. Neither the Company nor any Subsidiary has given notice of termination or cancellation of any Material Contract or any significant dispute thereunder nor, to the knowledge of Seller, has any other party to any Material Contract given notice of termination or cancellation of any Material Contract or any significant dispute thereunder.
          3.1.17 Brokers and Finders. Neither Seller nor Company has taken any action that, directly or indirectly, would obligate the Company or Buyer to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby. Seller has engaged Simmons & Company International and Seller will be directly responsible for any fees and expenses payable to Simmons &

Company International for its services related to the transactions contemplated in this Agreement.
          3.1.18 Insurance. Schedule 3.1.18 lists and summarizes all insurance policies and state or federal insurance pools or programs covering the Assets, Business, equipment, properties, operations, employees, officers and directors of the Company or its Subsidiaries, the amounts of coverage under each such policy, pool or program and any pending unpaid claims thereunder. Except as set forth on Schedule 3.1.18, all premiums payable under all such policies, pools or programs have been paid, and the Company and Subsidiaries is otherwise in full compliance with the terms of such policies, pools or programs.
          3.1.19 Compliance with Applicable Laws. The Company and its Subsidiaries are in compliance in all material respects with any and all Applicable Laws with respect to the operation of the Business, except in instances in which non-compliance with any such Applicable Law would not have a Material Adverse Effect. The Company and its Subsidiaries possess and shall maintain in effect until Closing Date all licenses, certificates of occupancy, permits and authorizations required to operate and maintain the Business (collectively, the “Licenses”), except in instances in which failure to possess and maintain any such License would not have a Material Adverse Effect.
          3.1.20 Tax Matters. Except as set forth on Schedule 3.1.20,
     (a) The Company and its Subsidiaries have filed within the required time periods all Tax Returns required to have been filed by it or them, and has paid all Taxes which were due and payable by it or them, prior to the Closing Date, other than Taxes that have been taken into account in the calculation of Final Working Capital. All such Tax Returns are correct and complete in all respects. Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim, or notice of a claim, has ever been made by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Subsidiary.
     (b) The Company and each Subsidiary have withheld and paid and will withhold and pay prior to the Closing Date all Taxes required to be withheld and paid by it in connection with amounts paid or owing to any employee, creditor, partner or other third party.
     (c) (i) Neither the Company nor any Subsidiary has been or, to the knowledge of the Company, is currently being audited by any Governmental Authority relating to any Taxes; (ii) there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Taxes or deficiency against the Company or any Subsidiary; (iii) there are no disputes, actions, suits, proceedings or claims now pending by or against the Company or any Subsidiary in respect of any Taxes or assessments; and (iv) there is no pending or threatened audit or investigation of the Company or any Subsidiary by any Governmental Authority relating to any Taxes.

     (d) Neither the Company nor any Subsidiary is a party to or bound by any tax sharing, tax indemnity or tax allocation agreement or other similar arrangement.
     (e) Neither the Company nor any Subsidiary has ever been a member of a combined, consolidated, affiliated or unitary group for Tax purposes other than the group of which it is currently a member.
     (f) The Company and its Subsidiary have delivered or made available to Buyer true, correct and complete copies of (i) all Tax Returns filed by or on behalf of such entity for all completed Tax years of such entity that remain open for audit or review by the relevant Taxing authority and (ii) all ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, or settlement agreements, sent or received by such entity relating to Taxes for all completed Tax years of such entity that remain open for audit or review by the relevant Taxing authority.
     (g) Neither the Company nor any Subsidiary has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
     (h) Neither the Company nor any Subsidiary has participated in any “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations.
     (i) Neither the Company nor any Subsidiary has any taxable income or gain reportable for a taxable period ending after the Closing Date attributable to (i) installment sales or (ii) intercompany transactions (as defined in Treasury Regulation Section 1.1502-13 or any similar rule under state or local Applicable Law) occurring in the Pre-Closing Tax Period which resulted in a deferred reporting of income or gain from such transactions.
     (j) Neither the Company nor any Subsidiary has agreed to, or is required to, make any adjustments or changes either on, before or after the Closing Date, to its accounting methods pursuant to Section 481 of the Code (or similar provisions of state, local, or foreign law), and neither the Internal Revenue Service nor any Taxing authority has proposed any such adjustments or changes in the accounting methods of the Company or any Subsidiary.
     (k) No Tax asset or attribute of the Company or any Subsidiary is currently subject to a limitation in Sections 382 or 383 of the Code or similar provision of state, local, or foreign law.
     (l) The Company always has been and currently is taxed as a corporation as defined in Code Section 7701(a)(3).
          3.1.21 Environmental Matters. Except as set forth on Schedule 3.1.21,
     (a) With respect to the operations of the Company and its Subsidiaries in connection with the Business, the Company and its Subsidiaries have materially complied since December 31, 1998, and are in material compliance, with all Environmental Laws, except to the extent that non-compliance would not result in a Material Adverse Effect.
     (b) To the knowledge of Seller, the Company and its Subsidiaries have not treated, stored, disposed of, arranged for or permitted the disposal of, transported or released, or exposed any person to, any Hazardous Materials in a manner that has given rise to any material liability under any Environmental Law. For purposes of this Section 3.1.21, “material liability” shall include any liability that, individually or in the aggregate, exceeds Fifty Thousand Dollars ($50,000.00).
     (c) Seller has furnished to Buyer copies of all environmental audits, reports and other material environmental documents relating to the operations of the Company and its Subsidiaries since December 31, 1998 which are in its possession or under its reasonable control.
     (d) (i) No written and pending notice, order, request for information, complaint or penalty has been received by Seller or the Company or any of its Subsidiaries and (ii) there are no judicial, administrative or other third party claims, demands, suits or proceedings pending or threatened that, in the case of each of (i) and (ii), allege a violation of or liability under any Environmental Law by the Company or any of its Subsidiaries or any predecessor to the Company or any of its Subsidiaries that, in each instance, could have a Material Adverse Effect.
     (e) No Hazardous Materials have been released, discharged, dumped or disposed of to (i) soil in amounts that would reasonably be expected to impact groundwater or surface water, (ii) groundwater, or (iii) surface water, in the case of each of (i), (ii) and (iii), at, under, on or from Real Property currently, or, to Seller’s knowledge, formerly owned, leased, and/or operated by the Company or any of its Subsidiaries or that would otherwise violate any Applicable Law, except to the extent that any such release, discharge, dumping, disposal or violation would not, in each instance, have a Material Adverse Effect.
     (f) The Company and its Subsidiaries have conducted their businesses and operated their assets, and are conducting their businesses and operating their assets, and the condition of all facilities and properties (including off site storage or disposal of any Hazardous Materials from such facilities or properties) currently or formerly owned, leased, operated or in which an interest is held by them (or was held by the Company or its Subsidiaries) are, in material compliance with all Environmental Laws, except to the extent that non-compliance would not have a Material Adverse Effect. Except as listed on Schedule 3.1.21(f), to the knowledge of Seller neither the Company nor its Subsidiaries have owned or leased any real property other than the Real Property.
     (g) The Company and its Subsidiaries are, and have been, in possession of all Environmental Permits required for their operations, and are, and have been, in compliance with all of the requirements and limitations included in or applicable to such Environmental Permits, except to the extent that not having any such Environmental Permit would not have a Material Adverse Effect. The Company and its Subsidiaries

have timely filed applications for the renewal of such Environmental Permits as may be necessary. There are no facts, circumstances or conditions that could reasonably be expected to lead to the suspension, cancellation, or revocation of any existing Environmental Permit or the denial of applications for the renewal of any such Environmental Permits on terms less favorable than what are currently in effect. There are no pending challenges to any Environmental Permits.
     (h) The Company has not been notified by any Governmental Authority or other Person that any of the operations or assets of the Company or its Subsidiaries is the subject of any investigation or inquiry by any Governmental Authority or other Person regarding the violation of or liability under any Environmental Law or evaluating whether any material remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material.
     (i) Neither the Company nor, to the knowledge of the Company, any other Person has filed, nor has the Company received any notice under any federal, state or local law indicating that (i) the Company is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of the Company or its Subsidiaries.
     (j) The Company and its Subsidiaries do not have any material contingent liability in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned, leased, operated or in which an interest is or was held by the Company or its Subsidiaries, or (ii) the storage or disposal of any Hazardous Material that could give rise to a material liability (as defined above).
     (k) The Company has not received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved as of the date hereof with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off site storage or disposal of any Hazardous Material from such facilities or property) currently owned, leased or operated by the Company or its Subsidiaries or formerly owned, leased or operated by the Company or its Subsidiaries except to the extent that the existence of such matter would not have a Material Adverse Effect.
     (l) No property now or previously owned, leased, operated or in which an interest is or was held by the Company is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup.
     (m) All underground storage tanks, above ground storage tanks, and solid waste disposal facilities owned or operated by Company or its Subsidiaries are used and operated in material compliance with Environmental Laws, and in such a way not to result in any liability under Environmental Laws, except to the extent that non-compliance would not have a Material Adverse Effect.
     (n) Neither this Agreement nor the consummation of the transaction contemplated hereby will result in any obligations for site investigation or cleanup, or for notification to, or consent of, Governmental Authorities or third parties, pursuant to any “transaction triggered” or “responsible party transfer” Environmental Law that, in each instance, would have a Material Adverse Effect.
     (o) Since December 31, 1998 and, to Seller’s knowledge, prior thereto, the Company and its Subsidiaries have not transported, or arranged for the transportation of, any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations, except to the extent that such transporting, or arranging for transportation, of any Hazardous Material would not have a Material Adverse Effect.
     (p) To Seller’s knowledge, there are no physical or environmental conditions existing on any property owned, leased or used by the Company or its Subsidiaries resulting from the Company’s or its Subsidiaries’ operations or activities, past or present, at any location that give rise to any on-site or off-site remedial obligations under any applicable Environmental Laws.
     (q) Except as set forth on Schedule 3.1.21(q), to the knowledge of Seller, there are no sites, locations or operations at which the Company or its Subsidiaries are currently undertaking or have completed any remedial or response actions relating to any disposal or release of Hazardous Materials, as required by Environmental Laws.
     (r) To the knowledge of Seller, none of the Company or any of its Subsidiaries has contractually or otherwise assumed any Liabilities under any Environmental Laws from any other party.
          3.1.22 Employee Plans. The term “Employee Plan” shall mean any pension, welfare, retirement, profit sharing, deferred compensation, bonus or other incentive plan, any other employee benefit program, arrangement, agreement or understanding, any medical, vision, dental or other health plan, any life insurance plan, disability plan, severance pay plan, or any other employee benefit plan or fringe benefit plan, including, without limitation, any “employee benefit plan” as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to which the Company or its Subsidiaries contribute or are parties or are bound or under which any of them may have liability. Set forth on Schedule 3.1.22 hereto is a list of all Employee Plans. Buyer has been delivered true, correct and complete copies of these Employee Plans, or in the case of any unwritten Employee Plans, true, correct and complete descriptions thereof, and all trust agreements or funding agreements, including insurance contracts, and all amendments thereto, and the three most recent Annual Reports (Form 5500 Series) filed for the Employee Plans, including all applicable schedules and accountants’ reports. No plan listed on Schedule 3.1.22 is (i) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or 430 of the Code, (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, (iii) a multiple employer plan described in Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA. Each Employee Plan has been established, administered and operated in substantial compliance with its governing documents and Applicable Laws. Each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified. No Employee Plan provides life, health or medical benefits to any individual, or the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the COBRA provisions in ERISA or similar provisions of state law. There are no actions, suits, investigations, or claims pending (other than routine claims for benefits) or, to the Company’s knowledge, threatened against, or with respect to, any of the Employee Plans or their assets. No act, omission or transaction has occurred which would result in imposition on the Company or any of its Subsidiaries of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, independent contractor, director or officer of the Company or its Subsidiaries to severance pay, any change in control payment or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, change the time or method of payment or increase the amount of compensation due, any such employee, independent contractor, director or officer, or (iii) entitle any such employee, independent contractor, director or officer to any gross up or similar payment with respect to the excise tax described in Section 4999 of the Code. Each Employee Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated in good faith compliance with the requirements of Section 409A of the Code and the regulations and guidance thereunder.
          3.1.23 Employees. Schedule 3.1.23 contains a complete and accurate list of the name, date of hire, and position or job title, compensation, exempt or non-exempt status, and leave status (i.e., whether active or on leave of absence) for each employee of the Company or its Subsidiaries. Except as set forth on Schedule 3.1.23, none of the Company or any of its Subsidiaries is a party to any employment or similar contract or agreement of employment with any of their employees that cannot be terminated at will without notice by the Company. Except as indicated on Schedule 3.1.23, the Company and its Subsidiaries have not entered into any severance, change of control or similar arrangement with any employee or former employee that will result in any obligations to make any severance or additional payment if employment is terminated following the Closing or upon consummation of the transactions contemplated by this Agreement. The Company and its Subsidiaries have timely paid all wages, salaries, commissions, bonuses, severance pay, vacation pay, benefits, and other compensation or remuneration to employees on account of employment. Except as set forth on Schedule 3.1.7, there are no pending, or to the Company’s knowledge, threatened investigations, charges, complaints, actions, suits, or judicial or administrative proceedings by any present or former employee of the Company or any of its Subsidiaries or any applicant or person claiming to be an employee, or any classes of the foregoing, alleging a violation of, or non-compliance with, statutory or common laws relating to employment, employment practices, or terms and conditions of employment. The Company and its Subsidiaries are, and have been within the past four (4) years, in material compliance with all Applicable Laws relating to labor and employment, including without limitation, employment practices, terms and conditions of employment, labor relations, wages, employment benefits, hours of work and overtime, worker classification (either as exempt or non-exempt or as regular employee or independent contractor), equal employment opportunity, non-discrimination, non-harassment, occupational safety and health, workers’ compensation, notice of plant closings or mass layoffs, employee waivers of liability, privacy of employee medical and health information, and employment-related immigration and authorization to work in the Units States. The Company and its Subsidiaries have not experienced a “plant closing” or “mass layoff” as defined by the Worker Adjustment and Retraining Notification Act or any other similar Applicable Law within 90 days before the Closing. None of the Company or any of its Subsidiaries is a party to, or otherwise bound by, any settlement, consent decree, order, or injunction with respect any employees, the terms and conditions of employment of any employees, or the working conditions of any employees. No former employee of the Company or any of its Subsidiaries have the right to be recalled, reinstated, or restored to employment. To the Company’s knowledge, none of the Employees or group thereof has any plans to terminate employment with the Company or any of its Subsidiaries.
          3.1.24 Labor Relations. No employees of the Company or its Subsidiaries are represented by any labor organization, union, or group of employees, and no labor organization, union, or group of employees claims to represent a majority of any employees of the Company or any of its Subsidiaries in any bargaining unit. Neither the Company nor any of its Subsidiaries has experienced any labor strike, work stoppage, lockout, material grievance or other labor dispute, claim of unfair labor practices, or other collective bargaining dispute. Neither the Company nor any of its Subsidiaries has been threatened with any labor strike, work stoppage, lockout, material grievance or unfair labor practice claim and no event has occurred that could provide a basis for any work stoppage or labor dispute within the past four (4) years. Neither the Company nor any of its Subsidiaries has committed any material unfair labor practice within the past four (4) years. No organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries. There have been no activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries in the past four (4) years. The Company has not received any written notification of any material grievances, complaints or charges that have been filed against the Company or any of its Subsidiaries with any governmental agency or other entity or under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) and there is no basis for any such material grievances, complaints or charges. No collective bargaining agreements are in effect or are currently being negotiated by the Company or any of its Subsidiaries.
          3.1.25 Absence of Certain Changes. Except as disclosed in Schedule 3.1.25 or as expressly contemplated by this Agreement, since the date of the Interim Balance Sheet, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and since the date of the Interim Balance Sheet there has not been:
     (a) a Material Adverse Effect;
     (b) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries, or any issuance of additional equity securities or grant of any option, warrant or right to acquire any equity securities or issue any security convertible into or exchangeable for equity securities;
     (c) any incurrence, creation, renewal, assumption or guarantee by the Company or any of its Subsidiaries of any (i) indebtedness for borrowed money, (ii) capitalized lease arrangement, (iii) hedging transactions, or (iv) operating lease arrangements, in any case other than in the ordinary course of business consistent with past practices and in all cases not in excess of Two Hundred Thousand Dollars ($200,000.00) in the aggregate;
     (d) any making of any loan, advance or capital contributions to, or investment in, any Person other than loans, advances or capital contributions to or investments made in the ordinary course of business consistent with past practices;
     (e) any lease, contract, agreement, purchase or sale order or other transaction or commitment made, including any capital expenditure or any contract or agreement entered into by the Company or any of its Subsidiaries relating to the Assets or Business, in either case material to the Company or any of its Subsidiaries, taken as a whole, other than in the ordinary course of business consistent with past practices and those contemplated by this Agreement;
     (f) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries except for any such change required by reason of a concurrent change in GAAP; or
     (g) any action taken or any action agreed or committed to, that would violate Section 5.3.1 if taken prior to the Closing Date.
          3.1.26 Customers and Suppliers. Schedule 3.1.26 sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company and the Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2005, 2006 and 2007, showing the approximate total sales by the Company and the Subsidiaries to each such customer and the approximate total purchases by the Company and the Subsidiaries from each such supplier, during such period.
          3.1.27 Discontinued Business. Except as set forth on Schedule 3.1.27, to the knowledge of the Seller, there are no liabilities associated with the logistics, transportation and environmental business lines or any other discontinued business of the Company.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER
     4.1 Representations and Warranties of Buyer. In order to induce Seller to enter into this Agreement, Buyer hereby makes the following representations and warranties to Seller, each of which shall be deemed to be material:
          4.1.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with all requisite power and authority to own, hold or lease the rights, properties and assets it will acquire, hold or lease pursuant to the transactions contemplated by this Agreement, and to execute, deliver and perform this Agreement and the other documents to be executed by Buyer in connection with this transaction.
          4.1.2 Authority to Execute, Deliver and Perform This Agreement. Buyer has all necessary organizational power and authority to execute, deliver and perform this Agreement. All corporate and other proceedings of Buyer, including, without limitation, all requisite actions by Buyer required to authorize the legal and valid execution, delivery and performance of this Agreement and the consummation of all of the transactions contemplated by this Agreement, have been, or will be on or before the Closing Date, duly and validly completed. This Agreement has been duly and validly authorized, executed and delivered by, and is the valid and binding obligations of, Buyer.
          4.1.3 No Violation of Laws, Agreements; No Liens. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby are not prohibited by, and do not violate any provision and will not result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of, (i) any applicable law, rule, regulation, judgment, decree, order or other requirement of (A) the United States or of (B) any State of the United States, or of (C) any court, authority, department, commission, board, bureau, agency or instrumentality of either (A) or (B), (ii) the certificate of incorporation and bylaws of Buyer and any amendments to either of them, or (iii) any material contract, indenture, agreement or commitment to which Buyer, or any affiliate thereof, is a party or is bound or which is material to the operations of Buyer, and (iv) have not resulted, and will not result, in the creation or imposition of any lien, encroachment, easement, encumbrance, mortgage, hypothecation, equity, charge, restriction, possibility of reversion, or other similar conflicting ownership or security interest, in favor of any third person or entity which would adversely affect Buyer in any material respect or its performance of this Agreement.
          4.1.4 No Governmental Consents. No governmental consents, approvals, orders or authorizations are required for the execution, delivery or performance by Buyer of this Agreement, and other documents related to this transaction and the consummation of the transactions contemplated hereby.
          4.1.5 Brokers and Finders. Buyer has not taken any action that, directly or indirectly, would obligate Seller to anyone acting as a broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby.
          4.1.6 No Litigation. As of the date of this Agreement, there is no legal action or other proceeding or any investigation or inquiry pending or, to the knowledge of the officers of Buyer, threatened against or affecting Buyer (before any court, agency, arbitrator or otherwise) which would have the effect of delaying, preventing, making illegal or otherwise interfering with the transactions contemplated hereby.
     4.2 Available Funds. Buyer shall have at Closing available cash or cash equivalents (including proceeds funded or under one or more committed credit facilities), to pay the

Purchase Price and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.
     4.3 Private Placement. Buyer acknowledges and understands that (a) the Membership Interests being transferred under this Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state and the Membership Interests are sold in reliance on exemptions from the registration requirements of the Securities Act and other such laws and regulations (“blue sky” or otherwise) applicable to securities offerings (collectively, “Securities Laws”); (b) the Membership Interests have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory authority nor have any of the foregoing authorities passed upon or endorsed the merits of the Membership Interests or the accuracy or adequacy of any information provided to Buyer; and (c) any representation to the contrary is unlawful. Buyer recognizes and acknowledges that the reliance by Seller, and its respective shareholders, officers, and directors upon such exemptions from registration are, in part, based upon the accuracy of the representations and warranties made by Buyer in this Agreement.
     4.4 Suitability. Buyer represents and warrants that it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act and that it is capable of evaluating the merits and risks of the Membership Interests, and has knowledge and experience in financial and business matters in general and in evaluating the types of transactions contemplated by this Agreement. Buyer understands that the Membership Interests have not been registered under the Securities Act, and Buyer is acquiring the Membership Interests solely for the purpose of investment, for its own account, and not with a view to any distribution thereof within the meaning of Section 2(11) of the Securities Act.
     4.5 Access to Information. Buyer agrees to represent and warrant as of the Closing Date that it has had access to all reports, analyses and other filings, together with any amendments thereto, and has been afforded access to and has a full understanding of all such documents, records, contracts and books, to the extent deemed necessary by Buyer in reaching the decision to purchase the Membership Interests. Buyer further agrees to represent and warrant as of the Closing Date that it has had an opportunity to ask questions of and receive answers from the officers of Seller concerning the Membership Interests, and all such inquiries have been completed to Buyer’s satisfaction.
     4.6 Investment Intent.
     (a) Buyer represents and warrants that it is acquiring the Membership Interests solely for its own account for investment purposes only and not for distribution or resale to others. Buyer shall not resell or offer to resell the Membership Interests, except in strict accordance with the applicable terms of this Agreement, and in compliance with all applicable securities and other laws.
     (b) Buyer understands that the Membership Interests are characterized as “Restricted Securities” under the Securities Laws inasmuch they are being acquired from Buyer in a transaction not involving a public offering and that under such Securities Laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Buyer hereby represents that it is familiar with Rule 144 under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Laws.
     (c) To the extent applicable, each certificate evidencing any of the Membership Interests issued to Buyer shall be endorsed with a legend in substantially the form set forth below, and Buyer covenants that, except to the extent any such restrictions that may be waived are waived by Buyer, Buyer shall not transfer the Membership Interests represented by any such certificate without complying with the restrictions on transfer described in the legend endorsed on such certificate:
     THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED TO ANY PERSON OTHER THAN A SHAREHOLDER OF THE REGISTERED OWNER UPON A LIQUIDATION OF SUCH OWNER UNLESS: (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES; OR (II) THIS COMPANY RECEIVES AN OPINION REASONABLY SATISFACTORY TO THE COMPANY OF LEGAL COUNSEL ACCEPTABLE TO THE COMPANY STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.
ARTICLE V.
CONDUCT PRIOR TO CLOSING
     5.1 Rights of Inspection. Prior to the Closing, Seller shall afford to the officers, attorneys, accountants or other authorized representatives of Buyer reasonable access during regular business hours to the Assets and books and records of the Company and its Subsidiaries relating to the Business in order to afford such other of them full opportunity to make such review, examination and investigation as it shall desire to make, and such other of them shall be permitted to take extracts from, or to make copies of, such books and records as may be reasonably necessary. Seller shall also authorize its environmental consultants to afford Buyer and its representatives reasonable access to such consultants’ employees, records and reports pertaining to the Company. Seller shall use commercially reasonable efforts to furnish or cause to be furnished to Buyer such financial and operating data and other information regarding the Company and its Subsidiaries as Buyer may reasonably request. All inspections by Buyer shall be at Buyer’s sole cost and risk.
     5.2 Cooperation.
          5.2.1 Preservation of Business. From and after the date hereof until the Closing Date, Seller shall in regard to the Business, cause the Company and its Subsidiaries to use their reasonable best efforts to maintain and preserve relationships with its suppliers and customers. Seller will permit Buyer to contact suppliers, customers and employees of the Company or its

Subsidiaries, either in cooperation with Seller’s personnel or independently with the prior consent of Seller in each instance. Seller acknowledges that Buyer will contact the Company’s or its Subsidiaries’ suppliers and customers in the normal course of business. Seller will cooperate fully, to the extent commercially reasonable, with Buyer in Buyer’s efforts to continue to employ such employees of the Company or its Subsidiaries currently employed by the Company or its Subsidiaries as Buyer may wish to continue to employ.
          5.2.2 Obtaining Consents and Approvals.
     (a) Subject to the terms and conditions herein provided, including, without limitation, as set forth in Section 5.2.2(c), Seller and Buyer each agree to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using all reasonable efforts (i) to obtain any necessary waivers, consents and approvals from other parties to material leases and other contracts, (ii) to obtain all consents, approvals, and authorizations that are required to be obtained under any Applicable Law, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby, (iv) to effect all necessary registrations and filings including submissions of information requested by Governmental Authorities, and (v) to fulfill its closing conditions set forth in Article VIII of this Agreement. Seller and Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, to use their respective reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be.
     (b) Each Party shall promptly notify the other Party of (i) any complaints, investigations, or hearings (or communications indicating that the same may be contemplated) from or by any Governmental Authorities with respect to the transactions contemplated hereby or (ii) the institution or the threat of litigation involving this Agreement or the transactions contemplated hereby.
     (c) Notwithstanding the foregoing, nothing in this Agreement shall create an obligation of Seller to (x) lower or otherwise renegotiate the Purchase Price (y) take any action, corrective, remedial or otherwise, with respect to the Company, its Subsidiaries or the Business in order to make any representation or warranty accurate or (z) otherwise undertake any expense not normally undertaking in the ordinary course of the business consistent with past practices.
          5.2.3 Obtaining Insurance Policy. From and after the date hereof until the Closing Date, Seller shall provide all information reasonably available to it and take all other reasonable steps requested by Buyer to assist Buyer in applying for and obtaining an environmental insurance policy. Seller shall not be responsible for the payment of any expenses, including premiums, associated with any such policy.

     5.3 Conduct of Business Pending Closing.
          5.3.1 Business in the Ordinary Course. Seller hereby agrees that, unless it receives the prior written consent of Buyer, from and after the date hereof until the Closing Date, the Company and its Subsidiaries shall not (i) operate the Business otherwise than in a manner materially consistent with past practices, (ii) grant any compensation increase to any officer or employee of the Company or any of its Subsidiaries employed in the Business other than annual bonuses and salary increases awarded, or such other adjustments made, in the ordinary course of business and consistent with past practices, or (iii) authorize, recommend or propose any merger, consolidation, acquisition or disposition of assets outside the ordinary course of business, (iv) declare, set aside or pay any dividend or other distribution (whether in stock or property) with respect to any of its equity securities, or make any issuance, reclassification, redemption, purchase or other acquisition of any of its equity securities, except that without such consent, the Company may issue additional Membership Interests to the Seller solely in connection with the repayment of outstanding intercompany debt owed by the Company to Seller; (v) make any distribution of Assets to any affiliate (whether as, dividends or otherwise) or any material change in capitalization or any comparable event relating to the Company or its Subsidiaries or the Business or (vi) use any cash (or cash equivalents) generated by the Business except to (x) purchase inventory, (y) make necessary capital expenditures or essential repairs or (z) otherwise discharge obligations of the Business that are (I) due in the ordinary course of business consistent with past practices (including, without limitation, payroll) or (II) not in excess of $200,000.
          5.3.2 Encumbrance and Maintenance of Assets; Incurring Liabilities. Seller shall cause the Company and its Subsidiaries not to, from and after the Effective Date and until the Closing Date, without the prior written consent of Buyer:
     (a) except in the ordinary course of business consistent with past practices, incur, assume or agree to any debt or other obligation to pay money or guarantee any debt or obligation to pay money relating to the Business;
     (b) enter into any lease, contract, agreement, purchase or sale order or other commitment relating to the Assets or the Business other than in the ordinary course of business consistent with past practices;
     (c) modify, amend, cancel or terminate any of its existing leases, contracts, agreements, purchase or sale orders or other commitments relating to the Business or Seller other than in the ordinary course of business consistent with past practices; or
     (d) sell, transfer, dispose of or encumber Assets relating to the Business other than inventories in the ordinary course of business consistent with past practices.
     5.4 No Solicitation. Except for the transactions contemplated by this Agreement, until the Closing Date or the earlier termination of this Agreement, the Company and Seller shall refrain, and shall cause their respective officers, directors, employees, investment bankers, attorneys or other representatives to refrain from, directly or indirectly, soliciting or initiating discussions, inquiries, offers or proposals, or participate in any discussions or negotiations for the purpose or with the intention of leading to any proposal or offer from any Person that would reasonably be expected to lead to any bona fide proposal made by a third party to effect an acquisition of the Membership Interests (including pursuant to a merger, consolidation or other business combination) or other similar transaction involving the Company.
ARTICLE VI.
OTHER AGREEMENTS AND COVENANTS
     6.1 Delivery of Property Received after Closing. From and after the Closing, (a) Buyer shall promptly transfer and deliver to Seller from time to time any cash or other property, including mail, which it may receive which belongs to Seller, and (b) Seller shall promptly transfer and deliver to Buyer from time to time, any cash or other property, including mail, that Seller may receive which belongs to Buyer.
     6.2 Cooperation on Claims. Buyer and Seller shall cooperate in good faith with one another in connection with the defense or presentation by any of them of each product liability, worker’s compensation, environmental, occupational safety or other lawsuit or claim arising out of the Business. Such cooperation shall include, without limitation, (a) supplying, at the expense of the other, such factual and technical information as it shall possess and the other may reasonably require in connection with any such defense, (b) making available, at the expense of the other, persons employed by it to testify as fact or expert witnesses at trial and on deposition in connection with such suits, (c) informing the other, to the extent requested, of events affecting the other arising in connection with such suits, and (d) providing, at the expense of the other, such information as may be required by it to respond to discovery proceedings in any such lawsuits. Payment of expenses hereunder shall be limited to reasonable out of pocket expenses and reimbursement of salaries or wages for employee time.
     6.3 Records Retention. Buyer will retain, for a period of five years following the Closing Date or for such longer period during which any claim for indemnification pursuant to Article IX or any dispute involving the working capital adjustment under Section 2.3.2 is pending, all of the books and records of the Company and its Subsidiaries. Without limiting the generality of the foregoing, Buyer agrees to preserve, store, protect, maintain, and allow Seller timely and reasonable access to all personnel and personnel-related records that relate to employees who are employed by the Company or its Subsidiaries as of the Effective Date. These records will be provided to Buyer upon the transfer of employees from Seller to Buyer, and Buyer agrees to execute the duties described above at no charge or expense to Seller. Buyer and Seller agree that Seller will have access to any and all personnel-related records that relate to former Seller employees.
     6.4 Access to Books and Records after Closing; Financial Statements. From and after the Closing Date and upon reasonable prior notice, Buyer shall cause the Company and Subsidiaries to afford to Seller and its accountants and other representatives reasonable access, during normal business hours, to such books and records relating to the Company as may reasonably be required. Buyer will, from time to time upon reasonable advance notice from Seller, provide Seller and its representatives with reasonable access to Buyer’s information and documentation with respect to the Company and the Subsidiaries that is reasonably necessary, in the opinion of Seller or Seller’s independent accountants, to enable Seller to prepare and file financial statements for the Company and its Subsidiaries in accordance with the Company’s historical accounting practices and in order to enable Seller to file financial statements in accordance with GAAP (as in effect in the United Kingdom) similar to those prepared in prior years for Seller. In addition, Buyer will afford Seller with reasonable rights to meet with and discuss matters with respect to the accounts with Buyer’s independent accountants in order to facilitate the preparation of any financial statements or other accounts that Seller may need to prepare with respect to the Business. Within 60 days of the Closing Date, Buyer will arrange for Seller to be provided with a completed financial return, in a form consistent to that completed by the Company in prior years (including compliance with United Kingdom GAAP), which reports the consolidated financial results of the Company to Completion date and its consolidated balance sheet at that date, to enable Seller to file consolidated accounts in accordance with applicable laws in the United Kingdom.
ARTICLE VII.
TAX MATTERS
     7.1 Responsibility for Filing Tax Returns and Paying Taxes.
     (a) Seller shall prepare and timely file prior to the Closing Date all Tax Returns that are required to be filed prior to the Closing Date by or with respect to the Company and its Subsidiaries. Buyer shall be responsible for all other Tax Returns required to be filed by or with respect to the Company and its Subsidiaries.
     (b) Seller shall pay and be responsible for all Taxes owed by the Company and its Subsidiaries due prior to the Closing Date, except to the extent that such Taxes were taken into account in the calculation of the Final Working Capital. Subject to Section 7.3, Buyer shall be responsible for the payment of all other Taxes owed by the Company and its Subsidiaries.
     7.2 Responsibility for Tax Audits and Contests. Buyer shall control any audit or contest after the Closing Date. Buyer shall keep Seller informed of the status of the audit or controversy (including providing copies of correspondence and pleadings) with respect to any audit or contest relating to Taxes payable prior to the Closing Date. Buyer shall not settle any such audit or contest in a way that would adversely affect Seller without Seller’s written consent, which consent Seller shall not unreasonably withhold.
     7.3 Transfer Taxes. Seller shall be responsible for all state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement.
ARTICLE VIII.
CONDITIONS TO CLOSING
     8.1 Buyer’s Conditions. The obligations of Buyer to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction (unless waived by Buyer) of the following conditions:
     (a) Seller shall have delivered to Buyer each of the following:

     (i) (A) certified resolutions of Seller’s Board of Directors authorizing the consummation of the transactions contemplated hereunder and (B) an opinion of Scottish counsel that no action of the shareholders of Seller is necessary to authorize the consummation of the transactions contemplated hereunder;
     (ii) an assignment of Membership Interests dated as of the Closing Date, conveying and transferring to Buyer the entire right, title and interest in and to the Membership Interests, in the form set forth as Exhibit B hereto together with all certificates evidencing the Membership Interests along with all required endorsements;
     (iii) a certificate of existence of the Company and each Subsidiary from the secretary of state of each state in which they are incorporated or organized and a certificate of the good standing of the Company and each Subsidiary from each state in which they are incorporated or organized, and a certificate of qualification of the Company and each Subsidiary as a foreign entity authorized to do business in each state in which they are so qualified, in each case dated as of a date not earlier than 15 days prior to the Closing Date;
     (iv) the originals of all minute books, stock transfer records, electronic data and corporate and all other records of the Company and each Subsidiary;
     (v) the resignation of each of the present directors and officers of the Company and each Subsidiary;
     (vi) evidence reasonably satisfactory to Buyer of the repayment of all intercompany balances owed by the Company to Seller;
     (vii) releases, in form satisfactory to Buyer, from Danny M. Brown, Andrew Mallett, Claude Littner and any other person entitled to payments under that certain Incentive Agreement among ASCO USA LLC, ASCO Holdings (US) LLC, Aspire Oil Services Limited, Senior Management, Danny Brown and The Banks dated November 7, 2007, releasing the Company and any of its Subsidiaries from any further obligation in respect thereto and acknowledging receipt from the Company and any of its Subsidiaries of all sums due and to become due to each of them; and
     (viii) not more than thirty (30) calendar days prior to the Closing, (a) a certification that meets the requirements of Sections 1.897-2(h) and 1.1445-2(c)(3) of the Treasury Regulations to the effect that the Company is not, nor has it been within the last five years of the date of such certification, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and (b) evidence that the Company has provided documents meeting the requirements of Section 1.897-2(h) to the Internal Revenue Service (along with a copy of such documents); and
     (b) Except for the representations and warranties set forth in Section 3.1.8(a), each of the representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects both on the date of this Agreement and on the Closing Date as though made on and as of each such date (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications, other materiality qualifications, “knowledge,” “actual knowledge” and “best knowledge” qualifications and similar qualifications contained in such representations and warranties shall be disregarded), except (x) for representations and warranties made as of a specified date (which representations and warranties shall be true and correct as of such date) and , and (y) where the failure to be true and correct, in the aggregate, has not and would not have a Material Adverse Effect, and Seller shall deliver to Buyer a certificate dated as of the Closing Date and executed by its directors or other authorized officers, to that effect;
     (c) Each of the representations and warranties of Seller set forth in Section 3.1.8(a) shall be true and correct (x) as of the date of this Agreement in all respects and (y) as of the Closing Date except to the extent made untrue, incorrect or inaccurate by the issuance of additional Membership Interests by the Company solely in connection with the repayment of outstanding intercompany debt owed by the Company to Seller and Seller shall deliver to Buyer a certificate dated as of the Closing Date and executed by its directors or authorized officers to that effect.
     (d) Since the date of this Agreement, there shall not have occurred an event or circumstance or series of events or circumstances relating to the Company or any Subsidiary that has had, or is reasonably likely to have, a Material Adverse Effect on the Company and its Subsidiaries. Such events or circumstances may be aggregated with any inaccuracies of representations and warranties of the Company and Seller hereunder to determine the existence of a Material Adverse Effect.
     (e) Seller shall have complied with all of its other covenants and agreements herein contained to be performed by it at or prior to the time fixed for the Closing;
     (f) Danny Brown, Brian Carpenter, Mike Pryor, John Coutrado, Mike Hartsell and Jamie Sinclair shall enter into employment agreements acceptable in form and content to Buyer (the “Employment Agreements”).
     (g) Buyer, Seller and Escrow Agent shall have entered into, executed and delivered the Escrow Agreement.
     (h) At Buyer’s sole discretion and expense, Buyer shall have received Phase I and Phase II environmental and engineering reports satisfactory to Buyer in Buyer’s sole discretion.
     (i) No legal proceedings filed by any Person shall, on the Closing Date, be pending seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.
     (j) Buyer shall have received copies of the Real Property Leases (and if the applicable lease is a sublease, then Buyer shall have received a copy of the master lease) and all amendments thereto and assignments thereof, and Buyer shall have determined in

Buyer’s sole discretion that Buyer has no reasonable objection to any material term of the Real Property Leases.
     (k) Seller shall deliver to Buyer, with respect to no less than 75% of the Real Property Leases, written instruments signed by landowners of the Real Property subject to the Real Property Leases affirming that the obligations of the appropriate lessee Company or its Subsidiary have been fully performed and are current through the Closing Date and no event has occurred that with the passage of time and the giving of notice would constitute a default under such Real Property Lease.
     (l) At Buyer’s sole discretion and expense, Buyer shall have obtained lien searches and title reports covering the Real Property and such lien searches and title reports shall not contain any material defects in Seller’s title to the Real Property or any material liens and encumbrances on the Real Property.
     (m) The Company shall have received the consents referenced as items 1 through 4 on Schedule 3.1.9.
     (n) Since the date of this Agreement, there shall not have occurred a Category Three or higher hurricane that either (i) affects three (3) or more locations of the Business or (ii) causes damages to the Business in excess of $2,750,000 that is not covered by the Company’s property and/or casualty insurance.
     (o) The aggregate maximum line of credit under the Wells Fargo Credit Facility shall be $85,000,000.
     8.2 Seller’s Conditions. The obligation of Seller to consummate the transactions contemplated hereby at the Closing are subject to the satisfaction (unless waived by Seller) of the following conditions:
     (a) Buyer shall have delivered to Seller a certified copy of resolutions with respect to the due authorization of Buyer to consummate the transactions contemplated hereunder.
     (b) Buyer shall have delivered to Seller at the Closing the Purchase Price as provided for in Section 2.3.
     (c) (c) Buyer shall have delivered to Seller evidence reasonably satisfactory to Seller that it has directed PlainsCapital Bank to pay the Good Faith Deposit to Seller by bank wire transfer of immediately available funds.
     (d) Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects both on the date of this Agreement and on the Closing Date as though made on and as of each such date except (x) with respect to the effect of transactions permitted by the provisions of this Agreement and (y) for representations and warranties made as of a specified date (which representations and warranties shall be true and correct as of such date) and Buyer shall deliver to Seller at the Closing a certificate dated the Closing Date and executed by a duly authorized officer of Buyer to that effect.
     (e) Buyer, Seller and Escrow Agent shall have entered into, executed and delivered the Escrow Agreement.
     (f) Buyer shall have complied with all of its other covenants and agreements herein contained to be performed by it at or prior to the time fixed for the Closing.
ARTICLE IX.
INDEMNIFICATION
     9.1 Indemnification by Seller. From and after the Closing Date, but subject to the conditions and limitations set forth in this Agreement, which shall be controlling, Seller shall indemnify and hold Buyer and its affiliates, managers, directors, officers, partners, employees, agents and representatives, and the successors and permitted assigns of any of the foregoing (collectively, “Buyer Indemnitees”) harmless from and against any and all loss, cost, damage or expense (including reasonable attorneys’ fees) resulting from or arising out of (i) any breach by Seller of Section the representations and warranties in Section 3.1.1, 3.1.2, 3.1.4, 3.1.8(a) or 3.1.17 or (ii) any breach by Seller of (A) the representations and warranties in Section 3.1.8(b) or 3.1.21 or (B) any covenant or obligation of Seller contained herein (collectively, “Damages”). The Parties agree that the Seller will not be deemed to have breached any of the representations or warranties set forth in Section 3.1.8(a) to the extent such representations or warranties are made untrue, incorrect or inaccurate by the issuance of additional Membership Interests by the Company solely in connection with the repayment of outstanding intercompany debt owed by the Company to Seller. THE FOREGOING INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT RELATED TO OR ARISING FROM, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY BUYER INDEMNITEE, WHETHER UNDER STATUTE OR UNDER COMMON LAW.
     9.2 Indemnification by Buyer. From and after the Closing Date, but subject to the conditions and limitations set forth in this Agreement, which shall be controlling, Buyer shall defend, indemnify and hold Seller and its affiliates, managers, directors, officers, partners, employees, agents and representatives, and the successors and permitted assigns of any of the foregoing (collectively, “Seller Indemnitees”) harmless from and against any and all loss, cost, damage or expense (including reasonable attorneys’ fees) whatsoever resulting from or arising out of (i) any breach of any warranty or representation of Buyer, (ii) any breach of any covenant or obligation of Buyer contained herein, and (iii) the conduct of the Business after the Closing. THE FOREGOING INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT RELATED TO OR ARISING FROM, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY SELLER INDEMNITEE, WHETHER UNDER STATUTE OR UNDER COMMON LAW.

     9.3 Third-Party Claims.
     (a) If either Buyer or Seller (the “Claimant”) receives notice of the assertion or commencement by any third person or entity of any claim, investigation, proceeding or action (each, a “Claim”) with respect to which an indemnification obligation may exist under Section 9.1 or 9.2, the Claimant shall give prompt notice of such Claim to the other party (the “Indemnitor”) and Claimant shall, at the time of giving such notice, if the Indemnitor shall agree that it would have responsibility to indemnify under such Section 9.1 or 9.2 or shall agree to undertake the Claimant’s defense subject to a reservation of the right to later contest the obligation of indemnity other than for the expenses of such undertaken defense, give the Indemnitor full authority to defend, adjust, compromise or settle the action, suit, proceeding or demand of which such notice shall have been given, in the name of the Claimant or otherwise as the Indemnitor shall elect; provided, however, that Claimant may, at its own expense, retain such additional attorneys as it may deem necessary, which attorneys will be permitted by Indemnitor and its attorneys to observe and/or participate in all aspects of the defense of such action.
     (b) If the Indemnitor fails or does not assume the defense of any such claim within 15 days after written notice of such claim has been given by the Claimant to the Indemnitor, the Claimant may defend against or, subject to Section 9.3(c), settle such claim with counsel of its own choosing at the expense (to the extent reasonable under the circumstances) of the Indemnitor.
     (c) Indemnitor shall have the right, after consultation with Claimant, to resolve and settle any such claims or actions which result only in the payment of money damages by Indemnitor, unless Claimant determines that such settlement would not be in its best interests, in which event Claimant may at its own expense defend such claims or disputes and shall promptly release Indemnitor from any and all liability with respect thereto in excess of the amount of any payment which Claimant and Indemnitor reasonably determine would have been required to be made by Indemnitor in connection with such settlement.
     (d) In the event of any claims under Section 9.1 or 9.2 for indemnification, the Claimant shall advise the Indemnitor in writing of the amount and circumstances surrounding said claim. With respect to liquidated claims, if within thirty (30) days the Indemnitor has not contested said claim in writing, the Indemnitor will pay the full amount thereof in cash within ten (10) days after the expiration of such period.
     (e) With respect to any disputes between the Parties regarding whether indemnification is required hereunder, each Party shall be responsible for its own expenses in any arbitration or litigation between the Parties hereto and any expenses not attributable to either Party, such as the cost of a third arbitrator, shall be shared equally by the Parties.
     9.4 Certain Limitations. The indemnification provided by Sections 9.1 and 9.2 is subject to the following limitations:

     (a) Subject to (d) below, Seller shall have no liability for indemnification under this Article IX until the total amount of Damages suffered by Buyer exceeds an amount equal to the sum of (i) one percent (1%) of the Purchase Price, and (ii) the Final Working Capital, to the extent a positive number (such sum, the “Floor Amount”).
     (b) Subject to (d), (e), (f) and (g) below, with respect to claims for indemnification under Section 9.1(i), Seller shall be liable only for the amount of Damages suffered by Buyer in excess of the Floor Amount but only to the extent the total amount of all Damages has not exceeded the Purchase Price.
     (c) Subject to (d), (e), (f) and (g) below, with respect to claims for indemnification under Section 9.1(ii), Seller shall be liable only for the amount of Damages suffered by Buyer in excess of the Floor Amount, up to a maximum equal to the lesser of (A) seven and one half percent (7.5%) of the Purchase Price and (B) the difference between (x) the Purchase Price and (y) the sum of all Damages suffered by Buyer in excess of the Floor Amount (which sum shall be deemed to be zero to the extent a negative number).
     (d) Notwithstanding anything herein to the contrary, the limitations on liability set forth in this Section 9.4 shall not apply to Damages resulting from fraud or the willful and intentional breach of a representation or warranty or covenant or obligation contained in this Agreement.
     (e) Neither Party shall have any indemnification obligations under this Article IX unless the other Party shall, on or before the date that is twelve months from the Closing, notify the other Party of a Claim pursuant to this Article IX and specifies the factual basis of such Claim in reasonable detail to the extent then known by the Party demanding indemnification.
     (f) Except for the representations and warranties of (i) Seller contained in Sections 3.1.1, 3.1.2, 3.1.4, 3.1.8, 3.1.17 and 3.1.21 and (ii) Buyer contained in Sections 4.1.2 and 4.1.5, the respective representations and warranties of Seller and Buyer shall terminate upon the earlier to occur of (A) the termination of this Agreement and (B) Closing, and, notwithstanding any applicable statue of limitations, neither Party shall have any cause of action or claim for indemnification with respect to such representations and warranties after their termination. The representations and warranties of (i) Seller contained in Sections 3.1.1, 3.1.2, 3.1.4, 3.1.8, 3.1.17 and 3.1.21 and (ii) Buyer contained in Sections 4.1.2 and 4.1.5 shall terminate upon the earlier to occur of (A) the termination of this Agreement and (B) the date that is twelve months from the date of Closing, and, notwithstanding any applicable statute of limitations, neither Party shall have any cause of action or claim for indemnification with respect to such representations and warranties after their termination.
     (g) Notwithstanding any other provisions of this Agreement, (i) Buyer Indemnitees shall not be entitled to indemnification pursuant to this Article IX with respect to any breach by Seller of any representation or warranty to the extent that any Buyer Indemnitees had, at any time prior to the Closing Date, actual knowledge of such breach and Constructive Knowledge of the Damages resulting from such breach; and (ii) Seller Indemnitees shall not be entitled to indemnification pursuant to this Article IX with respect to any breach by Buyer of any representation or warranty to the extent that any Seller Indemnitees had, at any time prior to the

Closing Date, actual knowledge of such breach and Constructive Knowledge of the Damages resulting from such breach. A Party with actual knowledge of a breach of a representation or warranty prior to the Closing Date shall have an affirmative duty to inquire of the other Party into such breach as the circumstances would reasonably permit prior to the Closing. “Constructive Knowledge” shall mean the knowledge that a reasonably prudent person would have obtained as a result of such inquiry of the other party and as a result of such consultation by such prudent person with its consultants and advisors with respect to the subject matter of such inquiry as the circumstances would reasonably permit prior to the Closing.
     9.5 Exclusive Remedies. If a Closing shall occur, except in the case of fraud and except for injunctive relief to which a Party may be entitled, including specific performance, the remedies provided by this Article IX are intended to be, and are, the exclusive remedies of the Parties under or by reason of this Agreement. If a Closing shall not occur, except (a) in the case of fraud, (b) for injunctive relief to which a Party may be entitled, including specific performance and (c) as provided in Section 10.2(b) and (c), the sole remedy of either Party for the breach of a representation and warranty of the other Party shall be to terminate this Agreement.
     9.6 Waiver of Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, BUYER SHALL NOT BE LIABLE TO ANY OF SELLER INDEMNITEES AND, EXCEPT WITH RESPECT TO ANY FRAUDULENT ACTS OR STATEMENTS OF SELLER, SELLER SHALL NOT BE LIABLE TO ANY OF BUYER INDEMNITEES, FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE, OR SPECULATIVE DAMAGES (INCLUDING ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES) RESULTING FROM OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     9.7 Tax Treatment of Indemnity Payments. The Parties shall treat payments made pursuant to this Article IX as adjustments to the Purchase Price for all federal and state income and franchise Tax purposes as appropriate or required under law.
ARTICLE X.
TERMINATION
     10.1 Termination. This Agreement and the purchase contemplated hereby may be terminated at any time prior to the Closing by:
     (a) the mutual written consent of Seller and Buyer;
     (b) Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement such that the conditions set forth in Section 8.1 would be incapable of being satisfied by December 12, 2008 (or as otherwise extended by written mutual agreement of the Parties);
     (c) Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement such that the conditions set forth in Section 8.2, would be incapable of being satisfied by December 12, 2008 (or as otherwise extended by written mutual agreement of the Parties);
     (d) either Seller or Buyer, if a Governmental Authority shall issue an order, decree, or other ruling or action which permanently restrains or otherwise prohibits the transactions contemplated by this Agreement and such order, decree, or other ruling or action is not subject to appeal; or
     (e) either Seller or Buyer if the Closing has not occurred by the close of business on December 12, 2008 and if the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the Party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein that is required to be fulfilled by such Party or its affiliates at or prior to Closing.
     10.2 Procedure and Effect of Termination.
     (a) In the event of termination of this Agreement by either or both of Seller and Buyer pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating Party to the Party hereto, and this Agreement shall thereupon terminate and become void and have no further effect, and the transactions contemplated hereby shall be abandoned without further action by the Parties hereto, except that the obligations in Sections 11.3, 11.4, 11.5, 11.6, 11.7, 11.8, 11.9, 11.10, 11.11, 11.12, 11.18 and 11.19 shall survive such termination. Such termination shall not relieve any Party hereto of any liability for any breach of this Agreement. If this Agreement is terminated as provided herein, all filings, applications, and other submissions made to Governmental Authority shall, to the extent practicable, be withdrawn from the agency or other persons to which they were made.
     (b) In the event that this Agreement is terminated pursuant to Section 10.1(c) or (e), the Parties shall direct PlainsCapital Bank to deliver the Good Faith Deposit to Seller.
     (c) In the event that this Agreement is terminated pursuant to Section 10.1(a), (b) or (d), the Parties shall direct PlainsCapital Bank to deliver the Good Faith Deposit to Buyer.
ARTICLE XI.
MISCELLANEOUS
     11.1 Defined Terms. As used in this Agreement:
     “Accountants” has the meaning set forth in Section 2.3.2(b).
     “Accounts Receivable” has the meaning set forth in Section 3.1.12.
     “Agreement” has the meaning set forth in the Preamble.

     “Applicable Laws” has the meaning set forth in Section 3.1.3.
     “Assets” has the meaning set forth in Section 3.1.13.
     “Business” has the meaning set forth in the Recitals.
     “Business Day” means any day other than a Saturday, Sunday or any federal holiday or day on which banks are required or authorized to close in New Orleans, Louisiana.
     “Buyer” has the meaning set forth in the Preamble.
     “Buyer Indemnitees” has the meaning set forth in Section 9.1.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.
     “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.
     “Claim” has the meaning set forth in Section 9.3.
     “Claimant” has the meaning set forth in Section 9.3.
     “Closing” has the meaning set forth in Section 2.1.
     “Closing Date” has the meaning set forth in Section 2.1.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the Recitals.
     “Company Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by the Company in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement and the other Related Agreements.
     “Constructive Knowledge” has the meaning set forth in Section 9.4(g).
     “Damages” has the meaning set forth in Section 9.1.
     “Deficiency” has the meaning set forth in Section 2.3.2(c).
     “Disclosure Schedule” has the meaning set forth in Section 3.1.

     “Employee Plan” has the meaning set forth in Section 3.1.22.
     “Employment Agreements” has the meaning set forth in Section 8.1(e).
     “Environmental Law” means any law, common law, ordinance, regulation or policy of any Governmental Authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved, or entered thereunder, relating to the environment, health and safety, Hazardous Material (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof), industrial hygiene, the environmental conditions on, under or about any real property owned, leased or operated at any time by the Company or any of its Subsidiaries, including, without limitation, soil, groundwater and indoor and ambient air conditions or the reporting or remediation of environmental contamination. Environmental Laws include, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act (“OSHA”), as amended, the Hazardous Materials Transportation Act, as amended, and any other federal, state and local law whose purpose is to conserve or protect human health, the environment, wildlife or natural resources.
     “Environmental Permit” means any Permit required under Environmental Laws.
     “ERISA” has the meaning set forth in Section 3.1.22.
     “Escrow Agent” has the meaning set forth in Section 2.3.1(b).
     “Escrow Agreement” has the meaning set forth in Section 2.3.1(b).
     “Escrow Amount” has the meaning set forth in Section 2.3.1(b).
     “Final Working Capital” has the meaning set forth in Section 2.3.2(a).
     “Final Working Capital Statement” has the meaning set forth in Section 2.3.2(a).
     “Floor Amount” has the meaning set forth in Section 9.4(a).
     “Good Faith Deposit” has the meaning set forth in Section 2.3.1(a).
     “Governmental Authority” (any one or more of the following, collectively, “Governmental Authorities”) means any U.S. federal, state, local or foreign government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities, commissions, boards, bureaus, courts or tribunals.
     “Hazardous Material” means (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste” or “solid waste,” in either case as defined by the Resource Conservation and Recovery Act, as amended; (c) any solid, hazardous, dangerous, radioactive or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any asbestos containing materials in any form or condition; (e) any polychlorinated biphenyls in any form or condition; (f) petroleum, petroleum hydrocarbons, or any fraction or byproducts thereof; or (g) any air pollutant which is so designated by the U.S. EPA as authorized by the Clean Air Act.
     “Indemnitor” has the meaning set forth in Section 9.3.
     “Licenses” has the meaning set forth in Section 3.1.19.
     “Litigation Reserve Report” has the meaning set forth in Section 3.1.7.
     “Material Adverse Effect” means (i) any change, event or circumstance that has had or could reasonably be expected to have a material and adverse effect on the business, assets, liabilities, financial condition or operations (including results of operations) of the Company and its Subsidiaries, taken as a whole or (ii) any change, event or circumstance which individually or in the aggregate would materially impair the Company’s ability to consummate the transactions contemplated by this Agreement; provided, that none of the following shall be deemed to constitute, and none of the following changes, events or circumstances shall be taken into account in determining whether there has been a Material Adverse Effect: (A) any adverse change, event, development or effect arising from or relating to (I) compliance with the terms of, or taking any action required by, this Agreement; (II) general business or economic conditions affecting the industries in which the Company or its Subsidiaries operate; (III) financial, banking, credit or securities markets (including any disruption thereof and any decline in the price of any security or any market index or the increase of any benchmark interest rate); or (IV) changes in GAAP or any law or industry standard; or (B) any action or omission of the Company or any of its Subsidiaries taken with the express prior written consent of Buyer. For purposes of clause (i) of the immediately preceding sentence, any adverse effect that is quantifiable in monetary terms and exceeds, or is reasonably expected to exceed on a present value basis, $2,750,000 shall constitute a Material Adverse Effect.
     “Material Contracts” has the meaning set forth in Section 3.1.16.
     “Membership Interests” has the meaning set forth in the Recitals.
     “Owned Real Property” has the meaning set forth in Section 3.1.13(a).
     “Party” and “Parties” have the meanings set forth in the Preamble.
     “Permits” means all permits, consents, authorizations, approvals, registrations, licenses, certificates or variances granted by or obtained from any U.S. federal, state or local governmental, administrative or regulatory authority.
     “Permitted Encumbrances” has the meaning set forth in Section 3.1.13.

     “Person” means any natural person, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority, or other entity.
     “Pre-Closing Tax Period” means any Tax period (or a portion thereof) ending on or before the Closing Date.
     “Purchase Price” has the meaning set forth in Section 2.3.1.
     “Real Property” has the meaning set forth in Section 3.1.13(b).
     “Real Property Lease” and “Real Property Leases” have the meanings set forth in 3.1.13(b).
     “Related Agreement” means the Employment Agreements, the Escrow Agreement and all other documents and instruments executed in connection herewith.
     “Review Period” has the meaning set forth in Section 2.3.2(b).
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Securities Laws” means applicable federal and state (“blue sky”) laws and regulations, including the Securities Act governing securities.
     “Seller” has the meaning set forth in the Preamble.
     “Seller Indemnitees” has the meaning set forth in Section 9.2.
     “Subsidiary” and “Subsidiaries” have the meanings set forth in Section 3.1.5.
     “Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or otherwise, and including any obligation to indemnify or otherwise assume or succeed to the liability for Taxes of any other person whether or not shown as due or payable on any Tax Return.
     “Tax Returns” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns, or other filing with respect to any Taxes provided to any Governmental Authority including any schedules or attachments thereto and any amendment thereof.

     “Wells Fargo Credit Facility” means that certain Credit and Security Agreement by and between ASCO USA, LLC, acting through its ASCO Fuel & Lube division, ASCO USA, LLC acting through its ASCO Freight Management division and Wells Fargo Business Credit, Inc. dated October 15, 2004, and the eleven amendments thereto between December 20, 2004 and May 28, 2008.
     “Working Capital” means an amount equal to the Company’s current assets minus current liabilities (each expressed as a positive number in accordance with GAAP) as of the Closing Date as determined in accordance with GAAP applied on a consistent basis, and otherwise consistent with the historical practices and methodology used to prepare the financial statements of the Company; provided, however, that (i) the Company’s current assets shall not be increased by any amounts reserved for payments of litigation or other contingent liabilities, including, without limitation, the amounts set forth in the Litigation Reserve Report in Schedule 3.1.7 and (ii) the Company’s current liabilities shall be increased by (A) the Company Transaction Costs (even if such Company Transaction Costs are incurred or otherwise become payable after the Closing Date) and (B) all Taxes owed by the Company and its Subsidiaries that have accrued on or prior to the Closing Date (even if such Taxes become payable subsequent to the Closing Date).
     11.2 Further Assurances.
     (a) After the Closing, Seller shall from time to time, at Buyer’s request and without further cost or expense to Buyer, execute and deliver to Buyer such other documents and take such other action as Buyer may reasonably request so as more effectively to consummate the transactions contemplated by this Agreement.
     (b) After the Closing, Buyer shall from time to time, at Seller’s request and without further cost or expense to Seller, execute and deliver to Seller such other documents and take such other action as Seller may reasonably request so as more effectively to cause Buyer to consummate the transactions contemplated by this Agreement.
     11.3 Expenses. Except as otherwise provided in this Agreement, each Party shall bear and pay its own expenses and taxes incurred in connection with the transactions referred to in this Agreement.
     11.4 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after being mailed by registered or certified first class mail, return receipt requested, postage prepaid, and in each case addressed:
     If to Seller, to:
L&L Holdings (Louisiana), L.L.C.
3421 N. Causeway Blvd., Suite 502
Metairie, Louisiana 70002
Telephone: (504) 832-8600
Telecopier: (504) 832-8066

With copies to:
Fishman Haygood Phelps Walmsley Willis & Swanson, L.L.P.
Attention: Sterling Scott Willis
201 St. Charles Avenue, 46th Floor
New Orleans, Louisiana 70170
Telephone: (504) 586-5264
Telecopier: (504) 310-0264
Aspire Oil Services Limited
Attention: Andrew Mallett
29 St James’s Drive
London SW17 7RN
UK
Telephone/Telecopier: +44 (0) 208 672 9789
Claude Littner
1 Austell Gardens
Mill Hill
London NW7 4NS
UK
Telephone: +44 7770 333 003
Email: littnerfam@screaming.net
     If to Buyer to:
GreenHunter Energy, Inc.
Attention: Morgan Johnston
1048 Texas Trail
Grapevine, Texas 76051
Telephone: (972) 410-1044
Telecopier: (972) 410-1066
     With a copy to:
Thompson & Knight LLP
Attention: Ann Marie Cowdrey
1722 Routh Street, Suite 1500
Dallas, Texas 75201
Telephone: (214) 969-1221
Telecopier: (214) 999-9001
provided, however, that if any addressee shall have designated a different address by notice to the other addressees, then to the last address so designated.

     11.5 Assignment. This Agreement and the rights and duties hereunder shall be binding upon and inure to the benefit of the successors and assigns of each of the Parties hereto, but shall not be assigned or delegated by either Party without the prior written consent of the other Party. No such assignment shall relieve the assigning Party of its obligations hereunder.
     11.6 Waivers. Any waiver by Seller or Buyer of any breach of or failure to comply with any provision of this Agreement by the other Party must be in writing and shall not be construed as, or constitute, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.
     11.7 Complete Agreement. Except as set forth in any contemporaneous written instruments signed by each of the Parties hereto, this Agreement and the Exhibits hereto and the Related Agreements set forth the entire understanding of the Parties hereto and supersede all prior agreements, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party. There are no implied representations or warranties.
     11.8 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.
     11.9 Third Parties; Amendment and Termination. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity, other than the Parties hereto, any rights or remedies under or by reason of this Agreement. This Agreement may not be amended or terminated orally but only by an instrument in writing duly executed by the Parties hereto.
     11.10 Remedies Upon Default.
     (a) Except in the case of fraud and except for injunctive relief to which a Party may be entitled, including specific performance, in the event of a default by Buyer of any of its obligations hereunder, or under other agreements or instruments delivered pursuant to this Agreement, the sole and exclusive recourse and remedy of Seller or any person claiming through Seller shall be against Buyer and its assets and under no circumstances shall any affiliate, officer, director or stockholder of Buyer have any personal liability whatsoever in law or equity for any obligations of Buyer hereunder or under such other agreements, except to any extent to which obligations under this Agreement have been assigned to any such person.
     (b) Except in the case of fraud and except for injunctive relief to which a Party may be entitled, including specific performance, in the event of a default by Seller of any of its obligations hereunder, or under other agreements or instruments delivered pursuant to this Agreement, the sole and exclusive recourse and remedy of Buyer or any person claiming through Buyer shall be against Seller and its assets and under no circumstances shall any officer, director, stockholder or affiliate of Seller have any personal liability whatsoever in law or equity for any obligations of Seller hereunder or under such other agreements, except to any extent to which obligations under this Agreement have been assigned to any such person.
     11.11 Consent to Jurisdiction; Venue.
     (a) The Parties hereto submit to the personal jurisdiction of the federal District Court in the Eastern District of Louisiana, and any appellate court from any such federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim may be heard and determined in such federal court. The Parties hereto agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any claim relating to this Agreement or any related matter against any other Party or its assets or properties in the courts of any jurisdiction.
     (b) Each of the Parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in the federal District Court in the Eastern District of Louisiana and the defense of an inconvenient forum to the maintenance of such claim in any such court.
     11.12 No Waiver. Failure to exercise any power given either Party hereunder or to insist upon strict compliance by the other Party shall not constitute a waiver of either Party’s right to demand exact compliance with the terms hereof.
     11.13 Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Agreement is determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid.
     11.14 Headings. The headings of the Articles and Sections of this Agreement and of the Exhibits to this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part hereof.
     11.15 Exhibits. The Exhibits attached hereto and referred to herein are a part of this Agreement for all purposes. Terms which are defined in this Agreement shall have the same meanings when used in the Exhibits hereto.
     11.16 Actual Knowledge or Knowledge. Seller’s “Actual knowledge” or “knowledge” or “best knowledge” as used in this Agreement shall mean actual knowledge of Danny M. Brown, Andrew Mallett or Claude Littner without any duty of a special investigation or inquiry.
     11.17 Counterparts. More than one counterpart of this Agreement may be executed by the Parties hereto, and each executed counterpart shall be deemed an original.
     11.18 Press Releases; Confidentiality. Each Party hereby agrees that all press releases or other publications, relating to the existence or the content of this Agreement and the transactions contemplated hereby, can only be made after consultation with, and approval by, the other Party. Each Party will maintain in confidence, and will cause its directors, officers, employees, agents, and advisors to maintain in confidence, and not use to the detriment of another Party any written, oral, or other information obtained in confidence from the other of them in connection with this Agreement or the transactions contemplated herein, unless (a) such information becomes publicly available through no fault of such Party, (b) the use of such information is necessary or appropriate in making any filing or, obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (c) the furnishing or use of such information is required in connection with legal proceedings.
     11.19 Injunctive Relief. The Parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the Parties may be entitled under this Agreement or at law or in equity.
[SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

BUYER: GREENHUNTER ENERGY, INC.
By:	/s/ Gary C. Evans
	Name:	Gary C. Evans
	Title:	Chairman, President and CEO

SELLER: ASPIRE OIL SERVICES LIMITED
By:	/s/ Claude Littner
	Name:	Claude Littner
	Title:	Chairman

By:	/s/ A. H. Mallett
	Name:	A. H. Mallett
	Title:	Director